EXHIBIT NO. 10-AA
                               DUKE POWER COMPANY

                           EXECUTIVE CASH BALANCE PLAN


                                    SECTION 1
                        ESTABLISHMENT AND PURPOSE OF PLAN
                   The Duke Power Company Executive Cash Balance Plan (the "Plan") is hereby established by Duke Power Company. The purpose of the Plan is to provide additional retirement benefits for a select group of management or highly compensated employees. The Plan is effective as of January 1, 1997.

                                    SECTION 2
                                   DEFINITIONS
         Wherever used herein, a pronoun or adjective in the masculine gender includes the feminine gender, the singular includes the plural, and the following terms have the following meanings unless a different meaning is clearly required by the context:
         2.1 "Board of Directors" means the Board of Directors of Duke Power Company.
         2.2 "Cash Balance Account" means a bookkeeping account in which a Participant's Make-Whole Benefits and Supplemental Benefits will be recorded. The balance will be denominated in dollars which may be credited with Pay Credits and/or Interest Credits.
         2.3 "Compensation" means, for all Participants, all amounts received for services actually rendered in the course of employment with the Company, to the extent that such amounts are includable in the Participant's gross income as wages required to be reported under Internal Revenue Code ss.ss. 6041, 6051 and 6052 (box 1 of Form W-2), without regard to limits on wages under Internal Revenue Code ss. 3401, such as the exemption for agricultural labor. Compensation shall also include (a) any amount which is contributed by the Company, pursuant to salary reduction agreement and which is not includable in the gross income of the Participant under

Internal Revenue Code ss.ss. 125 or 401(k), and (b) Deferred Compensation. However, Compensation shall not include expense reimbursements or allowances, cash or non-cash fringe benefits, moving expenses, the receipt of compensation previously deferred, severance pay, pay for unused vacation, excellence awards, welfare benefits, long-term incentive payments (incentive pay attributable to multi-year performance periods for which no incentive pay is earned until the end of the multi-year period) or distributions from the Duke Power Company Executive Savings Plan. Compensation shall include certain incentive compensation, whether or not deferred, payable to certain officers of Crescent Resources, Inc., who on January 1, 1983, first participated in a certain incentive compensation arrangement implemented by Crescent on January 1, 1983, and any officer who first participated in such arrangement by employment agreement signed on December 3, 1987. Such incentive compensation, whether or not deferred, shall not be considered as Compensation to the extent it is counted as creditable compensation under the Retirement Cash Balance Plan or where it would result in a duplication of benefits. Personal, short-term incentive pay, including participation in equity awards, that is paid to employees of Crescent Resources, Inc. will not constitute "Compensation" unless it is paid from the Crescent Resources Employee Goal Program.

         2.4 "Compensation Committee" means the Compensation Committee of the Board of Directors.
         2.5 "Company" means Duke Power Company and its affiliates.
         2.6 "Deferred Compensation" means amounts deferred under the Duke Power Company Executive Savings Plan, but excluding amounts deferred under such plan that are attributable to long-term incentive awards.
         2.7 "Effective Date" means January 1, 1997.
         2.8 "Employee" means a person employed by the Company or an affiliate.
         2.9 "Interest Credit" means the amount determined by multiplying the balance of a Cash Balance Account by the Interest Factor for a month.

         2.10 "Interest Factor" means the interest rate determined by the formula (1 + i)1/12 - 1, where "i" equals the yield on 30-year Treasury Bonds as published in the Federal Reserve Statistical Release H.15 for the end of the third full business week of the month prior to the beginning of the calendar quarter for which the monthly accrual is being applied, but not more than an annual percentage rate of nine percent (9%) and not less than an annual percentage rate of four percent (4%).
         2.11 "Make-Whole Benefit" means the benefit provided under Section
4.2 of the Plan.
         2.12 "Make-Whole Cash Balance Account" means the portion of a Participant's Cash Balance Account that is attributable to a Make-Whole
Benefit.
         2.13 "Management Committee" means the Management Committee of the Board of Directors.
         2.14 "Pay Credit" means the percentage of Compensation that is added to a Cash Balance Account under Section 4.3(d).
         2.15 "Participant" means an Employee who is entitled to receive benefits from the Plan.
         2.16 "Retirement Cash Balance Plan" means the Duke Power Company Retirement Cash Balance Plan as in effect from time to time.
         2.17 "Retirement Plan Committee" means the Retirement Plan Committee of Duke Power Company.
         2.18 "Supplemental Cash Balance Account" means the portion of a Participant's Cash Balance Account that is attributable to a Supplemental Benefit.
         2.19 "Supplemental Benefit" means the benefit provided under
Section 4.3 of the Plan.
         2.20 "Supplemental Retirement Plan" means the Supplemental Retirement Plan for Employees of Duke Power Company as it existed on December 31, 1996.
         2.21 "Supplemental Security Plan" means the Duke Power Company Supplemental Security Plan as it existed on December 31, 1996.

                                    SECTION 3
                                   ELIGIBILITY
         3.1 Active Employees participating in the Supplemental Retirement Plan or Supplemental Security Plan on December 31, 1996 will become participants in the Plan effective January 1, 1997, except for any individual whose eligibility to participate in the Supplemental Security Plan had been withdrawn effective on December 31, 1996. These Employees will not receive any benefits under the Supplemental Security Plan or the Supplemental Retirement Plan.
         3.2 The Management Committee, in its sole discretion, will determine whether, and at what time, an Employee who is not described in Section 3.1 will be eligible to participate in the Plan, except that those management or highly compensated employees who are entitled to a benefit under Section 4.2 and whose annualized rate of base pay is $125,000 or more shall become Participants without action by Management Committee, but only with respect to benefits provided under Section 4.2.
         3.3 Former Employees, who on December 31, 1996 have accrued benefits under the Supplemental Retirement Plan or Supplemental Security Plan will receive payment, or will continue to receive payment, of their benefits from these plans. Such former Employees will not participate in this Plan.

                                    SECTION 4
                                    BENEFITS
         4.1 As explained below, the Plan provides a Make-Whole Benefit and a Supplemental Benefit. The Management Committee will determine whether a Participant will receive a Supplemental Benefit; however, any Employee of the Company for whom a Cash Balance Account has been established under this Plan and whose benefit under the Retirement Cash Balance Plan is reduced on account of one or more of the limitations described in Section 4.2 shall be eligible for a Make-Whole Benefit. Other Employees shall be eligible for a Make-Whole Benefit in the discretion of the Management Committee or if their annualized rate of base pay is

$125,000 or more.
         4.2(a) The Make-Whole Benefit provides a benefit reflected as monthly allocations to the Cash Balance Account equal to the excess, if any, of (a) the monthly allocations that would have been made under the Retirement Cash Balance Plan if (i) the Retirement Cash Balance Plan considered Deferred Compensation and other types of excludable pay (as determined by the Compensation Committee from time to time) as eligible compensation; and (ii) if the Retirement Cash Balance Plan did not include limitations on eligible pay that are imposed by
Section 401(a)(17) of the Code and the limitations on benefits imposed by
Section 415 of the Code, over (b) the monthly allocations that are actually made under the Retirement Cash Balance Plan. A Make-Whole Cash Balance Account will be established to reflect a Participant's Make-Whole Benefit, if any, for any Employee whose annualized rate of base pay is $125,000 or more. If the value of the benefit which a Participant had accrued under the Supplemental Retirement Plan as of December 31, 1996 is greater than the value of the Participant's Make-Whole Cash Balance Account on the date the Participant retires, he or she shall be paid such higher value.
         4.2(b) In addition, the Compensation Committee, in its sole discretion, may establish an opening balance for a Participant in the Make-Whole Cash Balance Account that is designed to provide a transition strategy comparable to that employed in establishing opening account balances under the Retirement Cash Balance Plan as of January 1, 1997.
         4.3(a) The Supplemental Benefit provides a benefit reflected as a balance in the Cash Balance Account. As of the Effective Date or, if later, the first day after the Effective Date that an Employee becomes a Participant, a Supplemental Cash Balance Account will be established for the Participant. The Supplemental Cash Balance Account is a bookkeeping account. The Supplemental Cash Balance Account will have an opening balance as determined under Sections 4.3(b) and 4.3(c), and will be credited with Pay Credits to the extent provided in Section 4.3(d).
         4.3(b) For a Participant who did not participate in the Supplemental Security Plan, the Participant's opening Supplemental Cash Balance Account will be zero (0). However, the Compensation Committee, in its sole discretion, may approve an opening balance for such a

Participant.
         4.3(c) For a Participant who participated in the Supplemental Security Plan, the Compensation Committee in its sole discretion will establish the Participant's opening Supplemental Cash Balance Account. The amount to be credited to a Participant's opening Cash Balance Account shall be based on factors which include (i) the Participant's Position Classification (I, II or
III) under the Supplemental Security Plan, (ii) whether the Participant has reached the earliest retirement age under the Retirement Cash Balance Plan,
(iii) a comparison of the values of the Participant's "Alternate Early Retirement Benefit" and "Retirement Benefit" under the Supplemental Security Plan, and (iv) the extent to which the Participant will receive Pay Credits, if any, on and after the date on which the opening Supplemental Cash Balance Account is established.
         4.3(d) Pay Credits will be added to a Participant's Supplemental Cash Balance Account as of the end of each calendar month in which the Participant is an Employee for any part of a month. The Pay Credit for a month will be two percent (2%) of a Participant's Compensation paid during such month, or such other percentage which may be determined from time to time by the Compensation Committee. Pay Credits will continue to be made on behalf of a Participant who is determined by the Retirement Plan Committee to be disabled; shall continue for the period of time during which such credits are continued under the Retirement Cash Balance Plan; and shall be calculated in a manner similar to the Retirement Cash Balance Plan but utilizing the definition of Compensation set forth in this Plan. The Compensation Committee may establish different Pay Credit levels for different business units or employee groups. Notwithstanding the above, Employees who were in Position Classification III under the Supplemental Security Plan will not receive any Pay Credits under this Plan.
         4.3(e) In the case of a Participant for whom an initial balance in the Supplemental Cash Balance Account was calculated by assuming that Pay Credits would be allocated to the Participant's account under Section 4.3(d), a Minimum Benefit will be determined in the event such a Participant should terminate employment with the Company prior to attaining eligibility for retirement under the Retirement Cash Balance Plan. The Minimum benefit shall be an amount that is calculated in accordance with Section 4.3(c), except that Pay Credits will be excluded from consideration in determining the initial balance. Interest Credits will be allocated to the Minimum Benefit from the Effective Date until the date on which the Participant terminates employment with the Company. Interest Credits will recommence when the Participant commences his or her benefit under this Plan. The Minimum Benefit will become the Supplemental Benefit where it is greater than the balance in the Supplemental Cash Balance Account on the date the Participant terminates employment with the Company.
         4.4 Interest Credits will be added to a Participant's Supplemental Cash Balance Account as of the end of each calendar month ending prior to the month in which a Participant receives the entire balance in his or her Cash Balance Account. The amount of Interest Credits added to these will equal the balance of the accounts as of the end of the prior month (after adding Pay Credits, if any, and Interest Credits for the prior month) multiplied by the Interest Factor for the month. Notwithstanding the foregoing, Interest Credits will not be added to the Supplemental Cash Balance Account of a Participant who terminates employment with the Company before attaining the earliest retirement age under the Retirement Cash Balance Plan between the date on which a Participant terminates employment and the date on which the Participant commences receipt of his or her Supplemental Benefit.

                                   SECTION 5.
                                     VESTING
         Unless the Management Committee provides otherwise for a particular Participant at the time the Participant initially becomes eligible to participate in the Plan, the benefits of a Participant under the Plan will vest after the Participant has accrued five years of vesting service under the Retirement Cash Balance Plan. Notwithstanding the foregoing, no Supplemental Benefit shall be payable under this Plan if the Participant's employment is terminated for cause. For purposes of the Plan, the Company shall have "cause" to terminate the Participant's employment upon (a) the willful and continued failure by the Participant to substantially perform his employment duties (other than any such failure resulting from the Participant's incapacity due to physical or mental illness) after demand for substantial performance is delivered by the Company, specifically identifying the manner in which the Company believes the Participant has not substantially performed his duties, or (b) the willful engaging by the Participant in misconduct which is materially injurious to the Company, monetarily or otherwise. For purposes of this section, no act, or failure to act, on the Participant's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

                                   SECTION 6.
                               PAYMENT OF BENEFITS
         6.1 A Participant who terminates employment prior to his earliest retirement age under the Retirement Cash Balance Plan will receive, or will begin to receive, payment of his benefits under this Plan at the age of 55. A Participant who terminates employment after reaching his earliest retirement age under the Retirement Cash Balance Plan will receive, or will begin to receive, payment of his benefits under this Plan at the time his employment terminates. A Participant who terminates employment on account of a disability, as defined under the Retirement Cash Balance Plan, will receive, or will begin to receive benefits under this Plan at the same time benefits commence under the Retirement Cash Balance Plan.
         6.2(a) A Participant who is eligible to participate in the Plan on the Effective Date must elect his form of benefit payment prior to the Effective Date by completing a form provided by the Plan manager. Other Participants must elect a form of benefit payment within 30 days after the Management Committee approves their participation in the Plan or after they first become entitled to a Make Whole Benefit, if earlier. The Retirement Plan Committee, in its sole discretion, may change or modify the payment option in any case where a Participant has a Termination of Employment within 367 days following his or her election under this Section 6.2(a).

         6.2(b)   The alternative forms of benefit payment under the Plan are:
                   (1)  single sum payment;
                   (2)  monthly payments for three years;
                   (3)  monthly payments for ten years;
                   (4)  monthly payments for fifteen years.
                   (5)  life annuity (for an unmarried Participant)
                   (6) joint and 50% or 100% survivor annuity (for a married Participant)
Notwithstanding any election of another form of benefit payment, an account with a present value of less than $3,500 shall be paid as a single sum.
         6.2(c) If a Participant elects a single sum payment, the Participant will receive a single cash payment equal to the sum of the Participant's Make-Whole Cash Balance Account and Supplemental Cash Balance Account as of the end of the calendar month prior to the month in which the payment is made.
         6.2(d) If a Participant elects monthly payments for either three, ten or fifteen years, then the amount of each monthly payment will be determined as follows: The Company will determine the sum of the Participant's Make-Whole Cash Balance Account and Supplemental Cash Balance Account as of the end of the preceding calendar month after both Pay Credits (if any) and Interest Credits have been allocated. Interest Credits, but not Pay Credits, will be allocated after the date on which a Participant terminates employment with the Company; however, where a Participant terminates employment prior to becoming eligible for retirement under the Retirement Cash Balance Plan, Interest Credits will not be allocated to the Supplemental Cash Balance Account until distributions commence. The Participant will receive on the last day of each month for which a payment is due an amount determined pursuant to the following formula:

                           Monthly amount      =      V / N

                            where

                           N represents the number of months remaining in the term and

                           V represents the sum of the Participant's Make-Whole and Supplemental Cash Balance Accounts as of the end of the preceding month
         Installment payments shall be recalculated each month and paid on a pro rata basis across all Cash Balance Accounts.

6.2(e) If Participant elects a life annuity or a joint and 50% or 100% survivor annuity, the benefit shall be an annual annuity equal to the actuarial value, determined on the basis of the assumptions set forth in the Retirement Cash Balance Plan, of the sum of the Participant's Make-Whole Cash Balance Account and Supplemental Cash Balance Account as of the date of the Participant's termination of employment. If a Participant who has elected a joint and survivor annuity should die before commencing benefits under this Plan, the surviving spouse shall be entitled to a life annuity of equivalent actuarial value to the sum of the Participant's Make-Whole Cash Balance Account and the Supplemental Cash Balance Account (or the benefit calculated under Section 7.5 if greater than the Supplemental Cash Balance Account). If an unmarried Participant who has elected a life annuity should die before commencing benefits under this Plan, the balances shall be paid to the estate or other named beneficiary in lump sum.

         6.3 Any amount required to be withheld under applicable Federal, state and local income tax laws will be withheld and any payment under the Plan will be reduced by the amount so withheld.
         6.4 All payments under the Plan will be made from the general funds of the Company. The Company may, at its discretion, establish a trust, commonly known as a "Rabbi" trust, to hold assets from which benefit payments may be made. The Plan is intended in all events to be unfunded within the meaning of ERISA.

                                   SECTION 7.
                                 DEATH BENEFITS
         7.1 The amount in the Cash Balance Accounts shall be paid to the beneficiary or beneficiaries of a Participant who dies while still having an account balance under the Plan. The Plan manager will provide each Participant with a form whereby the Participant may designate a beneficiary or beneficiaries.
         7.2 If the Participant does not name a beneficiary, or if the beneficiary who is named should predecease the Participant, the death benefit of the Participant shall be paid to the estate of the Participant in a single cash payment.
         7.3 If a Participant should die while still employed by the Company and before benefits have commenced, payments will be made to his or her beneficiary in the same alternate form selected by the Participant under Section 6.2(b), except in a case where his estate is designated as beneficiary or where Section
7.2 would be applicable.
         7.4 If a Participant should die after benefits have commenced, payments will continue to be made to the beneficiary or beneficiaries in the alternate form selected by the Participant, except in a case where Section 7.2 would be applicable.
         7.5 If a Participant should die while still employed by the Company and if the Supplemental Cash Balance Account is less than two point five (2.5) multiplied by the annualized base rate of pay of the Participant on the date of death, the death benefit attributable to the Supplemental Benefit shall be equal to the amount determined by multiplying two point five (2.5) times such annualized base rate of pay. The death benefit payable under this Section 7.5 shall be in lieu of the amount in the Supplemental Cash Balance Account and shall be paid in the alternate form selected by the Participant, except in a case where Section 7.2 would be applicable. This Section 7.5 shall only apply in the case of an Employee who was an active participant in the Supplemental Security Plan on December 31, 1996.

                                   SECTION 8.
                            AMENDMENT AND TERMINATION
         The Compensation Committee may:
              (a) terminate the Plan with respect to future Participants or future benefit accruals for current Participants; and
              (b) amend the Plan in any respect, at any time.

                                   SECTION 9.
                                 ADMINISTRATION
         9.1   The Company is the plan sponsor under section 3(16)(B) of ERISA.
         9.2 The Retirement Plan Committee is the named fiduciary of the Plan and as such shall have the authority to control and manage the operation and administration of the Plan except as otherwise expressly provided in this plan document. The named fiduciary may designate persons other than the named fiduciary to carry out fiduciary responsibilities under the Plan. Any such allocation or designation must be in writing and must be accepted in writing by any such other person.
         9.3 The Retirement Plan Committee is the administrator of the Plan within the meaning section 3(16)(A) of ERISA. As administrator, the Retirement Plan Committee has the authority (without limitation as to other authority) to delegate its duties to agents and to make rules and regulations that it believes are necessary or appropriate to carry out the Plan. The Retirement Plan Committee has the discretion as a Plan fiduciary (i) to interpret and construe the terms and provisions of the Plan (including any rules or regulations adopted under the Plan), (ii) to determine questions of eligibility to participate in the Plan and (iii) to make factual determinations in connection with any of the foregoing. A decision of the Retirement Plan Committee with respect to any matter pertaining to the Plan including without limitation the Employees determined to be Participants, the benefits payable, and the construction or interpretation of any provision thereof, shall be conclusive and binding upon all interested persons. No Retirement Plan Committee member shall participate in any decision of the Retirement Plan Committee that would directly and specifically affect the timing or amount of his benefits under the Plan, except to the extent that such decision applies to all Participants under the Plan.

                                   SECTION 10.
                                CLAIMS PROCEDURE
         10.1 A person with an interest in the Plan shall have the right to file a claim for benefits under the Plan and to appeal any denial of a claim for benefits. Any request for a Plan benefit or to clarify the claimant's rights to future benefits under the terms of the Plan shall be considered to be a claim.
         10.2 A claim for benefits will be considered as having been made when submitted in writing by the claimant (or by such claimant's authorized representative) to the Retirement Plan Committee. No particular form is required for the claim, but the written claim must identify the name of the claimant and describe generally the benefit to which the claimant believes he is entitled. The claim may be delivered personally during normal business hours or mailed to the Retirement Plan Committee.
         10.3 The Retirement Plan Committee will determine whether, or to what extent, the claim may be allowed or denied under the terms of the Plan. If the claim is wholly or partially denied, the claimant shall be so informed by written notice within 90 days after the day the claim is submitted unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. Such extension may not exceed an additional 90 days from the end of the initial 90-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the final decision. If notice of denial of a claim (in whole or in part) is not furnished within the initial 90-day period after the claim is submitted (or, if applicable, the extended 90-day period), the claimant shall consider that his claim has been denied just as if he had received actual notice of denial.

         10.4 The notice informing the claimant that his claim has been wholly or partially denied shall be written in a manner calculated to be understood by the claimant and shall include:

         (1)      The specific reason(s) for the denial.
         (2) Specific reference to pertinent Plan provisions on which the denial is based.
         (3) A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary.
         (4) Appropriate information as to the steps to be taken if the claimant wishes to submit his claim for review.
         10.5 If the claim is wholly or partially denied, the claimant (or his authorized representative) may file an appeal of the denied claim with the Retirement Plan Committee requesting that the claim be reviewed. The Retirement Plan Committee shall conduct a full and fair review of each appealed claim and its denial. Unless the Retirement Plan Committee notifies the claimant that due to the nature of the benefit and other attendant circumstances he is entitled to a greater period of time within which to submit his request for review of a denied claim, the claimant shall have 60 days after he (or his authorized representative) receives written notice of denial of his claim within which such request must be submitted to the Retirement Plan Committee.
         10.6 The request for review of a denied claim must be made in writing. In connection with making such request, the claimant or his authorized representative may:
         (1)      Review pertinent documents.
         (2)      Submit issues and comments in writing.

         10.7 The decision of the Retirement Plan Committee regarding the appeal shall be promptly given to the claimant in writing and shall normally be given no later than 60 days following the receipt of the request for review. However, if special circumstances (for example, if the Retirement Plan Committee decides to hold a hearing on the appeal) require a further extension of time for processing, the decision shall be rendered as soon as possible, but no later than 120 days after receipt of the request for review. However, if the Retirement Plan Committee holds regularly scheduled meetings at least quarterly, a decision on review shall be made by no later than the date of the meeting which immediately follows the Plan's receipt of a request for review, unless the request is filed within 30 days preceding the date of such meeting. In such case, a decision may be made by no later than the date of the second meeting following the Plan's receipt of the request for review. If special circumstances (for example, if the Retirement Plan Committee decides to hold a hearing on the appeal) require a further extension of time for processing, the decision shall be rendered as soon as possible, but no later than the third meeting following the Plan's receipt of the request for review. If special circumstances require that the decision will be made beyond the initial time for furnishing the decision, written notice of the extension shall be furnished to the claimant (or his authorized representative) prior to the commencement of the extension. The decision on review shall be in writing and shall be furnished to the claimant or to his authorized representative within the appropriate time for the decision. If a decision on review is not furnished within the appropriate time, the claim shall be deemed to have been denied on appeal.
         10.8 The Retirement Plan Committee may, in its sole discretion, decide to hold a hearing if it determines that a hearing is necessary or appropriate in order to make a full and fair review of the appealed claim.
         10.9 The decision on review shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based.
         10.10 A person must exhaust his rights to file a claim and to request a review of the denial of his claim before bringing any civil action to recover benefits due to him under the terms of the Plan, to enforce his rights under the terms of the Plan, or to clarify his rights to future benefits under the terms of the Plan.
         10.11 The Retirement Plan Committee shall exercise its responsibility and authority under this claims procedure as a fiduciary and, in such capacity, shall have the discretionary authority and responsibility (1) to interpret and construe the Plan and any rules or regulations under the Plan, (2) to determine the eligibility of Employees to participate in the Plan, and the rights of Participants to receive benefits under the Plan, and (3) to make factual determinations in connection with any of the foregoing.


                                   SECTION 11.
                               GENERAL PROVISIONS
         11.1 Nothing in this Plan shall be deemed to give any person the right to remain in the employ of the Company, its subsidiaries or affiliates or affect the right of the Company to terminate any Participant's employment with or without cause.
         11.2 No right or interest of any person entitled to a benefit under the Plan shall be subject to voluntary or involuntary alienation, assignment, or transfer of any kind.
         11.3 This Plan shall be construed and administered in accordance with the laws of the State of North Carolina to the extent that such laws are not preempted by Federal law.

         This plan document has been executed on behalf of the Company this 31st day of December, 1996.


ATTEST:                                     DUKE POWER COMPANY



--------------------------                 ---------------------------
Ellen T. Ruff                              W. H. Grigg
Secretary and Deputy General Counsel       Chairman of the Board and Chief
                                           Executive Officer